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                                                                    EXHIBIT 23.5

                     CONSENT OF DAIN RAUSCHER INCORPORATED

     We hereby consent to the use of our name, to the summarization of our opinion dated February 26, 1998 and to the other references to us in the Joint Proxy Statement/Prospectus of Aurora Electronics, Inc. and The Cerplex Group, Inc., and to the filing of such opinion as an exhibit to this Registration Statement on Form S-4 of Aurora Electronics, Inc. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or are within the class of persons whose consent is required thereunder.


                                               DAIN RAUSCHER INCORPORATED



Dallas, Texas
March 26, 1998